Exhibit 99.1

GAP INC. REPORTS AUGUST SALES UP 1 PERCENT;

COMPARABLE STORE SALES DOWN 1 PERCENT

SAN FRANCISCO — September 2, 2004 — Gap Inc. (NYSE: GPS) today reported net sales of $1.23 billion for the four-week period ended August 28, 2004, which was up 1 percent compared with net sales of $1.22 billion for the same period ended August 30, 2003. The company’s comparable store sales for August 2004 decreased 1 percent compared with a 4 percent increase in August 2003.

Comparable store sales by division for August 2004 were as follows:

•	Gap U.S.: flat versus positive 1 percent last year

•	Gap International: negative 10 percent versus positive 1 percent last year

•	Banana Republic: flat versus positive 8 percent last year

•	Old Navy: negative 1 percent versus positive 6 percent last year

“Although August started slowly across divisions, we saw solid performance in key fall items such as women’s fashion denim at Gap, pants at Banana Republic and the featured blazers for women at Old Navy,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “Overall merchandise margins were consistent with last year.”

Year-to-date net sales of $8.6 billion for the thirty weeks ended August 28, 2004 increased 4 percent compared with net sales of $8.3 billion for the same period ended August 30, 2003. The company’s year-to-date comparable store sales increased 3 percent compared with a 10 percent increase in the prior year.

As of August 28, 2004, Gap Inc. operated 3,016 store locations compared with 3,081 store locations last year.

New Credit Facility and Early Debt Retirement

In a separate release issued today, the company also announced it has successfully completed a $750 million five-year unsecured revolving credit facility, replacing a three-year secured facility. The company also announced it is exercising the option to retire the remaining $122 million in debt from its 2005 maturity during the third quarter 2004. As a result, the company expects to incur about $0.01 per share, or $10 million, in loss on early retirement of debt during the third quarter.

For more information, please see the press release in the Financials & Media section of www.gapinc.com.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Forward-Looking Statements

The information made available on this press release and recording contains certain forward-looking statements that reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:

Mark Webb	Jordan Benjamin
415-427-2161	415-427-4403